EXHIBIT 99.1

Worthington Reports Second Quarter Fiscal 2021 Results

COLUMBUS, Ohio, Dec. 17, 2020 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $731.1 million and a net loss of $74.0 million, or $(1.40) per diluted share, for its fiscal 2021 second quarter ended November 30, 2020. In the second quarter of fiscal 2020, the Company reported net sales of $827.6 million and net earnings of $52.1 million, or $0.93 per diluted share. Results in both the current and prior year quarter were impacted by several unique items, as summarized below, including a combined pre-tax loss of $148.4 million, or $(2.18) per diluted share, in the current quarter related to the Company’s investment in Nikola Corporation (“Nikola”). See Recent Developments below for further information regarding the Company’s investment in Nikola.

(U.S. dollars in millions, except per share amounts)

	2Q 2021		2Q 2020
	Pre-Tax	EPS	Pre-Tax	EPS
Impairment and restructuring charges	$(11.4)	$(0.17)	$-	$-
Incremental expenses related to Nikola gains	(4.6)	(0.07)	-	-
Unrealized loss on investment in Nikola	(143.8)	(2.11)	-	-
Gain on sale of WAVE international operations	$-	$-	$23.1	$0.33

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	2Q 2021	2Q 2020	6M 2021	6M 2020
Net sales	$731.1	$827.6	$1,434.0	$1,683.5
Operating income	37.4	32.1	7.2	17.5
Equity income	25.6	47.3	49.3	72.1
Net earnings (loss)	(74.0)	52.1	542.6	47.3
Earnings (loss) per diluted share	$(1.40)	$0.93	$9.97	$0.84

“We had an outstanding second quarter, despite some noise in the numbers, due to continued great work by our teams as we navigate the challenges of the ongoing COVID-19 pandemic,” said President & CEO Andy Rose.  “Steel Processing delivered strong year over year earnings growth, aided by stable automotive and construction demand and improving agricultural demand.  Pressure Cylinders continued to experience solid demand for its consumer products, particularly for portable propane and helium products, while headwinds persisted in Europe and the oil & gas business.”

Consolidated Quarterly Results

Net sales for the second quarter of fiscal 2021 were $731.1 million, down 12% from the comparable quarter in the prior year, when net sales were $827.6 million. The decrease was driven primarily by lower average selling prices in Steel Processing, lower volumes in the oil and gas equipment business in Pressure Cylinders, and the divestiture of the engineered cabs business in the prior year.

Gross margin increased $14.9 million over the prior year quarter to $135.5 million as lower conversion costs and improved spreads in Steel Processing were partially offset by a decline in the oil and gas equipment business in Pressure Cylinders.

Operating income for the current quarter was $37.4 million, an increase of $5.2 million over the prior year quarter. The impact of higher gross margin and lower SG&A expense was partially offset by higher combined impairment and restructuring charges, and the profit sharing and bonus expenses related to the Company’s investment in Nikola.

Interest expense was $7.5 million for the current quarter, compared to $7.3 million in the prior year quarter. The increase was due primarily to higher average debt levels.

Equity income from unconsolidated joint ventures decreased $21.7 million from the prior year quarter, which included a $23.1 million pre-tax gain related to the sale of WAVE’s international operations. Excluding the gain in the prior year quarter, equity income increased $1.4 million primarily due to higher contributions from Serviacero. The Company received cash distributions of $30.2 million from its unconsolidated joint ventures during the quarter.

Income tax benefit was $19.4 million in the current quarter compared to income tax expense of $15.9 million in the prior year quarter. The current quarter income tax benefit was due to the unrealized mark-to-market loss on the Company’s investment in Nikola. Tax expense in the current quarter reflects an estimated annual effective rate of 21.5% compared to 24.8% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $707.5 million, relatively consistent with debt at August 31, 2020, and the Company had $713.1 million of cash.

Quarterly Segment Results

Steel Processing’s net sales totaled $468.7 million, down 9%, or $48.2 million, from the comparable prior year quarter driven by lower average selling prices. Operating income of $37.8 million was $20.7 million higher than the prior year quarter as the impact of lower average selling prices was more than offset by lower conversion costs, improved spreads, and the lack of inventory holding losses, which negatively impacted the prior year quarter by an estimated $6.5 million. The mix of direct versus toll tons processed was 48% to 52% in the current quarter, compared to 49% to 51% in the prior year quarter.

Pressure Cylinders’ net sales totaled $262.3 million, down 10%, or $27.9 million, from the comparable prior year quarter due primarily to lower volume in the oil and gas equipment business. Operating income of $3.3 million was $12.3 million less than the prior year quarter. The decrease was driven by current quarter impairment and restructuring charges, which totaled $11.1 million, and lower volume in the oil and gas equipment business, partially offset by lower SG&A expense and improvements in the industrial products business.

Recent Developments

  In October 2020, the Company sold its cryogenic trailer and hydrogen trailer business, including the Theodore, Ala. manufacturing site, to Chart Industries, Inc. and its cryo-science and microbulk business to IC Biomedical US, LLC. The combined sale proceeds from the two transactions were $21.2 million, resulting in a pre-tax loss of $7.1 million within restructuring and other expense.
  During the second quarter of fiscal 2021, the Company repurchased a total of 857,980 of its common shares for $38.6 million, at an average purchase price of $44.95.
  During the second quarter of fiscal 2021, the Company recognized a combined pre-tax loss of $148.4 million, or $(2.18) per diluted share, related to its investment in Nikola comprised of an unrealized mark-to-market loss of $143.8 million and $4.6 million of profit sharing and bonus expenses.   At quarter end, the Company owned 7,048,020 shares of Nikola common stock.

Outlook

“We are optimistic that demand for our key end markets will remain steady,” Rose said.  “The tight steel market, while challenging, is an opportunity to differentiate ourselves from our competitors.  As we enter 2021, we are well positioned, and will look to drive growth through innovation, transformation and strategic acquisitions.”

Conference Call

Worthington will review fiscal 2021 second quarter results during its quarterly conference call on December 17, 2020, at 2:00 p.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 51 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 7,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating the impacts from the Novel Coronavirus (COVID-19”) and the actions taken by governmental authorities and others related thereto, including our ability to continue operating facilities in connection therewith or to cut variable costs; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the risks, uncertainties and impacts related to COVID-19 and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith, their potential impacts related to the ability and costs to continue to operate facilities and their potential to exacerbate other risks; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19 and the actions taken therewith; the effect of conditions in national and worldwide financial markets and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(In thousands, except per share amounts)

	Three Months Ended November 30,		Six Months Ended November 30,
	2020	2019	2020	2019
Net sales	$731,092	$827,637	$1,434,001	$1,683,496
Cost of goods sold	595,618	707,026	1,185,169	1,445,594
Gross margin	135,474	120,611	248,832	237,902
Selling, general and administrative expense	82,129	88,543	164,325	179,366
Impairment of long-lived assets	3,815	-	13,739	40,601
Restructuring and other expense (income), net	7,596	(50)	9,444	405
Incremental expenses related to Nikola gains	4,570	-	54,081	-
Operating income	37,364	32,118	7,243	17,530
Other income (expense):
Miscellaneous income, net	376	636	827	1,331
Interest expense	(7,548)	(7,315)	(15,138)	(16,795)
Equity in net income of unconsolidated affiliates	25,631	47,346	49,265	72,113
Gains (loss) on investment in Nikola	(143,780)	-	652,362	-
Loss on extinguishment of debt	-	-	-	(4,034)
Earnings (loss) before income taxes	(87,957)	72,785	694,559	70,145
Income tax expense (benefit)	(19,445)	15,863	144,333	15,678
Net earnings (loss)	(68,512)	56,922	550,226	54,467
Net earnings attributable to noncontrolling interests	5,532	4,836	7,595	7,157
Net earnings (loss) attributable to controlling interest	$(74,044)	$52,086	$542,631	$47,310

Basic
Average common shares outstanding	52,988	55,059	53,532	55,150
Earnings (loss) per share attributable to controlling interest	$(1.40)	$0.95	$10.14	$0.86

Diluted
Average common shares outstanding	52,988	56,072	54,439	56,205
Earnings (loss) per share attributable to controlling interest	$(1.40)	$0.93	$9.97	$0.84

Common shares outstanding at end of period	52,754	55,094	52,754	55,094

Cash dividends declared per share	$0.25	$0.24	$0.50	$0.48

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$713,130	$147,198
Receivables, less allowances of $1,291 and $1,521 at November 30, 2020
and May 31, 2020, respectively	441,936	341,038
Inventories:
Raw materials	152,824	234,629
Work in process	82,747	76,497
Finished products	68,872	93,975
Total inventories	304,443	405,101
Income taxes receivable	3,247	8,376
Assets held for sale	12,893	12,928
Investment in Nikola	143,850	-
Prepaid expenses and other current assets	68,371	68,538
Total current assets	1,687,870	983,179
Investments in unconsolidated affiliates	209,952	203,329
Operating lease assets	30,007	31,557
Goodwill	320,014	321,434
Other intangible assets, net of accumulated amortization of $86,489 and
$92,774 at November 30, 2020 and May 31, 2020, respectively	174,376	184,416
Other assets	32,842	34,956
Property, plant and equipment:
Land	23,592	24,197
Buildings and improvements	292,544	302,796
Machinery and equipment	1,082,979	1,055,139
Construction in progress	63,526	52,231
Total property, plant and equipment	1,462,641	1,434,363
Less: accumulated depreciation	890,317	861,719
Total property, plant and equipment, net	572,324	572,644
Total assets	$3,027,385	$2,331,515

Liabilities and equity
Current liabilities:
Accounts payable	$337,976	$247,017
Accrued compensation, contributions to employee benefit plans and
related taxes	101,812	64,650
Dividends payable	14,843	14,648
Other accrued items	51,439	49,974
Current operating lease liabilities	10,954	10,851
Income taxes payable	39,990	949
Current maturities of long-term debt	160	149
Total current liabilities	557,174	388,238
Other liabilities	85,105	75,786
Distributions in excess of investment in unconsolidated affiliate	107,951	103,837
Long-term debt	707,340	699,516
Noncurrent operating lease liabilities	23,695	25,763
Deferred income taxes, net	115,649	71,942
Total liabilities	1,596,914	1,365,082
Shareholders' equity - controlling interest	1,276,899	820,821
Noncontrolling interests	153,572	145,612
Total equity	1,430,471	966,433
Total liabilities and equity	$3,027,385	$2,331,515

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended November 30,		Six Months Ended November 30,
	2020	2019	2020	2019
Operating activities:
Net earnings (loss)	$(68,512)	$56,922	$550,226	$54,467
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	21,560	22,596	43,771	46,773
Impairment of long-lived assets	3,815	-	13,739	40,601
Provision for (benefit from) deferred income taxes	(31,776)	6,843	39,255	3,345
Bad debt (income) expense	(159)	143	(65)	311
Equity in net income of unconsolidated affiliates, net of distributions	4,608	(19,879)	(2,149)	(14,797)
Net (gain) loss on sale of assets	7,271	(17)	7,673	601
Stock-based compensation	4,854	3,280	9,710	7,275
(Gains) loss on investment in Nikola	143,779	-	(652,362)	-
Charitable contribution of Nikola shares	-	-	20,653	-
Loss on extinguishment of debt	-	-	-	4,034
Changes in assets and liabilities:
Receivables	3,580	(5,456)	(78,614)	9,525
Inventories	4,623	43,601	90,245	87,883
Accounts payable	48,176	(20,743)	95,330	(57,977)
Accrued compensation and employee benefits	13,960	9,619	37,812	(13,596)
Income taxes payable	(44,623)	(118)	39,041	(1,132)
Other operating items, net	(3,728)	7,369	10,551	1,216
Net cash provided by operating activities	107,428	104,160	224,816	168,529

Investing activities:
Investment in property, plant and equipment	(16,073)	(28,381)	(48,944)	(50,555)
Proceeds from sale of Nikola shares	-	-	487,859	-
Acquisitions, net of cash acquired	(75)	(29,283)	(75)	(29,283)
Proceeds from sale of assets	21,580	23	21,580	9,199
Net cash provided (used) by investing activities	5,432	(57,641)	460,420	(70,639)

Financing activities:
Proceeds from long-term debt, net of issuance costs	-	(134)	-	101,464
Principal payments on long-term obligations and debt redemption costs	(96)	(490)	(193)	(154,467)
Proceeds from issuance of common shares, net of tax withholdings	2,294	(3,811)	1,144	(7,024)
Payments to noncontrolling interests	-	(1,453)	(560)	(1,453)
Repurchase of common shares	(38,563)	-	(92,883)	(29,599)
Dividends paid	(13,433)	(13,954)	(26,812)	(26,914)
Net cash used by financing activities	(49,798)	(19,842)	(119,304)	(117,993)

Increase (decrease) in cash and cash equivalents	63,062	26,677	565,932	(20,103)
Cash and cash equivalents at beginning of period	650,068	45,583	147,198	92,363
Cash and cash equivalents at end of period	$713,130	$72,260	$713,130	$72,260

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended November 30,		Six Months Ended November 30,
	2020	2019	2020	2019
Volume:
Steel Processing (tons)	1,023,979	1,004,847	1,952,423	1,896,234
Pressure Cylinders (units)	19,180,746	21,608,356	40,923,811	41,792,044

Net sales:
Steel Processing	$468,723	$516,937	$899,743	$1,040,312
Pressure Cylinders	262,284	290,136	533,188	594,532
Other	85	20,564	1,070	48,652
Total net sales	$731,092	$827,637	$1,434,001	$1,683,496

Material cost:
Steel Processing	$313,330	$370,760	$618,917	$767,202
Pressure Cylinders	108,930	127,112	224,647	253,982

Selling, general and administrative expense:
Steel Processing	$38,769	$37,482	$74,367	$72,998
Pressure Cylinders	44,677	48,749	88,134	95,215

Operating income (loss):
Steel Processing	$37,824	$17,172	$51,441	$23,340
Pressure Cylinders	3,305	15,647	11,947	45,270
Other	(322)	(1,919)	(1,081)	(47,051)
Segment operating income	40,807	30,900	62,307	21,559
Unallocated corporate and other	1,127	1,218	(983)	(4,029)
Incremental expenses related to Nikola gains	(4,570)	-	(54,081)	-
Total operating income	$37,364	$32,118	$7,243	$17,530

Equity income (loss) by unconsolidated affiliate:
WAVE	$17,280	$41,738	$34,936	$65,655
ClarkDietrich	5,411	4,917	10,307	9,007
Serviacero Worthington	1,861	803	3,170	1,557
ArtiFlex	1,253	1,134	1,145	1,340
Other	(174)	(1,246)	(293)	(5,446)
Total equity income	$25,631	$47,346	$49,265	$72,113

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended November 30,		Six Months Ended November 30,
	2020	2019	2020	2019
Volume (units):
Consumer products	15,915,466	18,675,057	33,772,607	35,573,447
Industrial products	3,265,076	2,932,923	7,150,881	6,217,378
Oil & gas equipment	204	376	323	1,219
Total Pressure Cylinders	19,180,746	21,608,356	40,923,811	41,792,044

Net sales:
Consumer products	$121,618	$128,065	$254,400	$247,545
Industrial products	134,020	130,334	262,245	282,952
Oil & gas equipment	6,646	31,737	16,543	64,035
Total Pressure Cylinders	$262,284	$290,136	$533,188	$594,532

The following provides detail of impairment of long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended November 30,		Six Months Ended November 30,
	2020	2019	2020	2019
Impairment of long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	3,815	-	13,739	-
Other	-	-	-	40,601
Total impairment of long-lived assets	$3,815	$-	$13,739	$40,601

Restructuring and other expense (income), net:
Steel Processing	$375	$-	$1,846	$(26)
Pressure Cylinders	7,257	-	7,571	-
Other	(36)	(50)	27	431
Total restructuring and other expense (income), net	$7,596	$(50)	$9,444	$405

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com